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                    September 25, 2020

       David Lazar
       Chief Executive Officer
       XXStream Entertainment, Inc.
       1185 Avenue of the Americas, 3rd Floor
       New York, New York 10036

                                                        Re: XXStream
Entertainment, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed August 13,
2020
                                                            File No. 000-56195

       Dear Mr. Lazar:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              David Natan